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                                  News Releases

Curtiss-Wright Corp. (ticker: CW, exchange: New York Stock Exchange) News Release - 28-Oct-2002

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CURTISS-WRIGHT TO ACQUIRE ELECTRO-MECHANICAL DIVISION OF
WESTINGHOUSE GOVERNMENT SERVICES COMPANY LLC
LYNDHURST, N.J., Oct 29, 2002 /PRNewswire-FirstCall via COMTEX/ --

* KEY STRATEGIC ACQUISITION FOR CURTISS-WRIGHT NAVAL AND COMMERCIAL MARKETS * DESIGNER AND MANUFACTURER OF HIGHLY ENGINEERED CRITICAL
FUNCTION COMPONENTS FOR THE U.S. NAVY AND COMMERCIAL NUCLEAR
UTILITY MARKETS

This press release is being issued to notify that the transaction described below has closed and to include language regarding forward-looking statements which was omitted from the original release.

Curtiss-Wright Corporation (NYSE: CW, CW.B) announced the signing of an agreement with Westinghouse Government Services Company LLC, for the acquisition of its Electro-Mechanical Division (EMD). EMD is a leading designer and manufacturer of highly engineered critical function electro-mechanical solutions for the U.S. Navy, commercial nuclear power utilities, petrochemical and hazardous waste industries.

EMD is a world leader in the design, development, manufacture and qualification of the most advanced, proven and reliable critical function pumps, ship service turbine motors, generators, secondary propulsion systems, valves, seals, control rod drive mechanisms and power conditioning electronics. Additionally, EMD designs and manufactures some of the most power dense electrical rotating equipment in the world, along with the supporting power electronics. EMD possesses excellent engineering resources and a well-developed, experienced management team.

EMD has produced an average sales growth rate in excess of 10% per year with sales for last year (fiscal 2001) totaling approximately $146 million. Curtiss-Wright has agreed to acquire EMD for $80 million in cash and assumption of certain operating liabilities. The acquisition is expected to be effective October 29, 2002.

EMD was founded in 1952 and operated until 1998 as a major division of Westinghouse Electric Corporation. EMD has 850 employees and is headquartered in Cheswick, (Pittsburgh area) Pennsylvania. It operates a 630,000 square foot manufacturing complex, which includes engineering, testing and administration facilities. It also leases a 37,000 square foot research and development facility which houses approximately 60 engineers, scientists, and technicians, many of whom were part of the former Westinghouse Science and Technology Center. Curtiss-Wright will continue operations at these facilities.

EMD has over a 50 year relationship with the United States Navy and has designed, manufactured and tested mission-critical components for the Trident and Seawolf submarine programs, cruiser/frigates and aircraft carriers. EMD is a recognized contractor of choice for the U.S. Navy.




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Commercially, EMD is the OEM for main coolant pumps and control rod drive mechanisms for 140 nuclear power plants worldwide designed by Westinghouse Electric Company. This relationship provides significant opportunities for critical replacement parts. EMD has an exclusive teaming agreement with Westinghouse Electric Company to provide engineering and manufacturing services for these critical components. In addition, EMD has designed a next generation main coolant pump targeted for the Asian and European nuclear markets.

EMD has also expanded its core competencies in order to support the needs of non-utility commercial markets, such as the petrochemical and hazardous waste industries. In an exclusive relationship with Brazilian oil company Petrobras, EMD has developed a prototype sub-sea multiphase pumping station designed to boost oil production for deep-water applications. This critical development positions EMD to exploit the growing market for exploration and development of sub-sea oil fields around the world.

Martin Benante, Chairman and CEO of Curtiss-Wright, stated, "The acquisition of EMD will be a very unique and significant addition to Curtiss-Wright's portfolio of highly engineered, state-of-the-art products for the U.S. Navy, commercial nuclear power, petrochemical and hazardous waste industries. Strategically, it provides the Company with an outstanding opportunity to extend its product offerings into these key markets. The addition of EMD to Curtiss-Wright's Flow Control business segment further strengthens our relationship with and broadens the product base that we currently provide to one of our major customers, the U.S. Navy. The EMD product offerings nicely complement our existing product lines of control valves and electronic instrumentation and control technology."

"EMD's staff of more than 200 scientists and engineers enjoys a well deserved reputation for developing comprehensive solutions to meet the many unique demands of its customers. The strong electronics, electro-mechanical, and engineering resources resident within the EMD organization complement and strengthen the core competencies of both the Curtiss-Wright Flow Control business segment and Curtiss-Wright Corporation."

Mr. Benante noted further, "The addition of EMD increases Curtiss-Wright's position as a supplier to the defense market which, on a pro forma basis, will represent about 45% of the Company's sales. It increases our position as a supplier to the U.S. Navy, with which we have had a long working relationship. Building upon this relationship should improve our future growth opportunities, as we look to expand the products and services that we supply to this important customer."

Curtiss-Wright Corporation is a diversified company headquartered in Lyndhurst, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and additionally is a provider of metal treatment services. The firm employs approximately 3,250 people. More information on Curtiss-Wright can be found on the Internet at http://www.curtisswright.com.

Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.




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Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This and previous press releases are available at http://www.curtisswright.com and http://www.portfoliopr.com